EXHIBIT 99.1

Puradyn Releases 2014 1st Quarter Unaudited Financial Results

Net Sales increase 56% over same quarter last year

Boynton Beach, FL – May 14, 2014 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), the global bypass oil filtration system manufacturer, today reported results of operations for the first fiscal quarter ended March 31, 2014.

Net sales for the first quarter ended March 31, 2014 were approximately $894,300 compared to approximately $574,500 for the same period in 2013, an increase of approximately $319,800 or 56%.

The Company reported a net loss of $218,086 or (0.00) per share, basic and diluted, for the quarter ended March 31, 2014 compared to a net loss of $416,685 or ($0.01) per share, basic and diluted, for the same period in 2013.

Operating losses decreased from $366,571 to $159,369 in the first quarter of 2014 as compared to the same time period in 2013, a decrease of $207,202 or 57%. Gross profit, as a percentage of sales, increased to 40% in the first quarter of 2014 from 30% in the first quarter of 2013.  The increase in gross profit percentage for the period ending March 31, 2014, was primarily attributable to sales of higher margin products and better pricing on the purchase of cotton.

Kevin G. Kroger, President and COO, stated, “We are encouraged with our first quarter results.  The increase of 56% in sales and an increase in order intake of 54% over the same period for last year provide an optimistic start for 2014.

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at http://www.puradyn.com.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCQB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution to the use of depleting resources of oil.  Puradyn equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated

Condensed Statements of Operations

For the Three Months Ended March 31, 2014 and 2013

(Unaudited)

	For the Three Months Ended March 31
	2014	2013
Net sales	$894,303	$574,488
Cost of products sold	537,770	403,533
Gross profit	356,533	170,955

Costs and expenses:
Salaries and wages	277,969	279,825
Selling and administrative	237,933	257,701
Total Operating Costs	515,902	537,526

Loss from operations	(159,369)	(366,571)

Other income (expense):
Interest expense	(58,717)	(50,114)

Net loss before income tax expense	(218,086)	(416,685)

Income tax expense	—	—

Net loss	$(218,086)	$(416,685)

Loss per share – basic and diluted:	$(0.00)	$(0.01)

Basic and diluted weighted average common shares outstanding	48,679,675	47,896,035

In evaluating this information, you should carefully consider the risks and uncertainties described under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Form 10-Ks, Form 10-Qs and other recent Securities and Exchange Commission filings.

###

CONTACT:

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499, x 226

investor-relations@puradyn.com

http://www.puradyn.com